Exhibit 99.1

Contact: Mike Schuh (425) 951-1224

SONOSITE ANNOUNCES $50 MILLION STOCK REPURCHASE PROGRAM

BOTHELL, WA- June 11, 2010 – SonoSite, Inc. (NASDAQ: SONO), the world leader and specialist in bedside and point-of-care ultrasound, today announced a stock repurchase program under which the company may purchase up to $50 million of its common stock over the next twelve months.  Since February 2010, SonoSite has repurchased a total of approximately 3 million shares of its common stock through a modified “Dutch Auction” tender offer at a total cost of $88.8 million.

SonoSite may repurchase its common stock from time to time, in amounts, at prices and at such times as it deems appropriate, all subject to market conditions and other considerations.  SonoSite may make repurchases in the open market, in privately negotiated transactions, accelerated repurchase programs or in structured share repurchase programs.  The repurchases will be conducted in compliance with the SEC’s Rule 10b-18 and applicable legal requirements and shall be subject to market conditions and other factors.  The company also expects to establish Rule 10b5-1 trading plans from time to time to effect such purchases when appropriate.

The program does not obligate SonoSite to acquire any particular amount of common stock and the program may be modified or suspended at any time at the company’s discretion.  Any repurchases would be funded from available cash on hand.

As of March 31, 2010, SonoSite had approximately $178 million in cash, cash equivalents and short-term investment securities.

About SonoSite, Inc.

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound and industry leader in impedance cardiography equipment. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight ultrasound systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to SonoSite’s proposed stock repurchase program, including, but not limited to, the timing and extent of any stock repurchases,  are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could cause actual results to differ from the forward looking statements include:  the risk of delays in effecting the repurchase, the risk of a significant change in the price of SonoSite common stock, the risk of unanticipated cash requirements or prolonged adverse conditions in the U.S. or world economies or SonoSite's industry, as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated even.